APPENDIX A

CODE OF ETHICS

I.	Introduction

Ramius and all of its Managing Members, partners and employees owe a fiduciary duty to Ramius’ clients.  As a fiduciary, you must avoid activities, interests and relationships that may interfere or appear to interfere with making decisions in the best interests of Ramius’ clients.  Accordingly, Ramius has adopted this Code of Ethics (the “Code”) which:

A.           Seeks to place the interests of Ramius’ clients over the interests of any employee;

B.           Imposes standards of business conduct for all Ramius employees;

C.           Requires employees to comply with the Federal Securities Laws;

D.           Regulates employee personal Securities transactions; and

E.           Requires reporting and review of personal Securities transactions.

This Code uses various defined terms.  Some of those terms are defined in the body of the Code.  In addition, other terms are defined in the Definitions section found at the end of this Code.

II.	Employees to Whom This Code Applies

This Code applies to all Managing Members, partners and employees of Ramius.  Every employee must read, acknowledge receipt of and retain this Code.

III.	Business Conduct Standards

All employees are required to comply with the fiduciary duties placed on investment advisers including but not limited to the following standards of conduct:

A.           Do Not Engage in Fraudulent Activity

Information obtained in the course of business activities for Ramius, which is not otherwise generally available to the public, is proprietary and strictly confidential.  In particular, no employee shall (i) misuse material, non-public information whether obtained in the course of business activities for Ramius or otherwise (see Section 9.1); (ii) employ any device, scheme or artifice to defraud clients of Ramius; (iii) make any untrue statement of a material fact to clients or potential clients of Ramius; (iv) engage in any act, practice, or course of business which operates to defraud or deceive clients or potential clients of Ramius; (v) engage in any manipulative practice with respect to clients or potential clients of Ramius; or (vi) misappropriate any assets or investment opportunities of a client.

B.           Unlawful Actions

It is unlawful or any employee of Ramius HVB Partners, L.L.C., in connection with the purchase or sale, directly or indirectly, by the person of an Unregistered Investment Company Interest Held or to be Acquired by a Registered Investment Company:

(1)           To employ any device, scheme or artifice to defraud the Registered Investment Company;

(2)           To make any untrue statement of a material fact to the Registered Investment Company or omit to state a material fact necessary in order to make the statements made to the Registered Investment Company, in light of the circumstances under which they are made, not misleading;

(3)           To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Registered Investment Company; or

(4)           To engage in any manipulative practice with respect to the Registered Investment Company.

C.           Place the Interests of Client Accounts First

Ramius has a fiduciary duty to place at all times the interests of Ramius’ clients first.  As fiduciaries you must scrupulously avoid serving your own personal interests ahead of the interests of Ramius’ clients.  You may not cause a client to take action, or not to take action, for your personal benefit rather than the benefit of the client.

D.           Execute Personal Securities Transactions in Compliance with this Code

Your personal Securities transactions must be conducted in such a manner to avoid any actual, potential or perceived conflict of interest or any abuse of an individual’s position of trust and responsibility.  Accordingly, you must comply with the personal  trading policies and procedures set forth in this Code.  Doubtful situations should be resolved against your personal trading.

IV.	Legal Compliance

Employees must obey all laws and regulations applicable to Ramius’ business, including but not limited to, the Federal Securities Laws.

V.	Personal Trading Activity

A.           Requirement to Maintain Brokerage Accounts at Ramius Securities

All employees are required to hold their Employee Accounts at Ramius Securities.  Exceptions are granted solely in management’s discretion.

B.           Prohibition Against Fraudulent Trading Activity

As a general matter, it is a violation of federal law and the policies of Ramius for any of its employees to engage in any act, practice or course of business in connection with the purchase or sale of any Securities for an Employee Account which violates any of the Federal Securities Laws designed to prevent fraudulent, deceptive, or manipulative acts.  Two common examples of such prohibited activities are described below.  However, any fraudulent practice in connection with the purchase or sale of Securities for Employee Accounts is prohibited by the Federal Securities Laws and Ramius.

C.           Common Examples of Fraudulent Personal Trading

(1)           General Prohibition Against Front-Running

The practice of trading on the basis of the anticipated market effect of trades for Client Accounts, which is known as “front-running,” or “scalping,” is a violation of the Federal Securities Laws.

Examples of front-running or scalping include:

(i)	An Employee Account uses knowledge of a future purchase of a security by a Client Account and acquires direct or indirect ownership in the security before the Client Account buys the security.

(ii)	An Employee Account uses knowledge of a future sale of a security by a Client Account and sells (short or long) the security before the Client Account sells the security.

(2)           General Prohibition Against Trading Client Accounts to Benefit Employees

The practice of trading a Client Account for the purpose of benefiting an Employee’s Account is prohibited by the Federal Securities Laws.

D.           Preclearance of All Personal Securities Transactions

An employee account (“Employee Account”) may not purchase or sell directly or indirectly, any security in which the account has, or by reason of such transactions acquires, beneficial ownership (“Beneficial Ownership”) unless the employee obtains preclearance from the Retail Trading Supervisor or someone delegated by the Retail Trading Supervisor to administer these procedures if the Retail Trading Supervisor is unavailable.  Employees are considered to have a Beneficial Ownership in securities if the employee directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise have or share a direct or indirect “pecuniary interest” in such securities.  While the definition of “Pecuniary Interest” is complex, an employee generally has a pecuniary interest in securities if such employee has the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the securities.  Appendix A to this Manual gives examples of an indirect Pecuniary Interest in securities.  Employee Accounts include securities or commodities accounts maintained at Ramius Securities, L.L.C. or any other financial institution where an employee has a Beneficial Ownership interest in securities in the account.

The following securities do not require preclearance:  direct obligations of the Government of the U.S., bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt instruments, including repurchase agreements or shares issued by registered investment companies not advised or sub-advised by Ramius.

E.           Preclearance of Personal Securities Transactions in Limited Offerings and Initial Public Offerings

Employees are not permitted to engage in limited offerings (e.g., a hedge fund or private investments), whether or not there is compensation paid for effecting the transaction, without the Legal Department’s prior approval.  A request to engage in a private investment should describe in detail the proposed transaction, the employee’s proposed role in such transaction, and whether or not he or she will receive any compensation in connection with such transaction.  Private investments are defined as any securities transaction or investment outside the regular course or scope of an employee’s employment with the Firm.

The NASD rules generally prohibit employees of Ramius from purchasing initial public offerings of equity securities, which are called “New Issues” under the NASD rules.  Consequently, no employee of Ramius may purchase an initial public offering of an equity security unless the transaction is approved by the Legal Department.  Generally, the Legal Department will not approve such transactions.